Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: January 16, 2014

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES
$300 MILLION SENIOR NOTES OFFERING

Southfield, Michigan – January 16, 2014 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that it plans to offer $300 million of senior notes due 2021 (the “notes”). We intend to use the net proceeds from the offering, together with borrowings under our revolving credit facility, to redeem in full the $350.0 million outstanding principal amount of our 9.125% first priority senior secured notes due 2017 (the “2017 notes”) in accordance with the terms of the indenture governing the 2017 notes. Pending this application of the net proceeds from the offering, the net proceeds may be invested in short-term investments or applied to repay borrowings under our revolving credit facility without reducing the lenders’ commitments thereunder.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute a notice of redemption with respect to the 2017 notes or an obligation to issue any such notice of redemption.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning completion of the offering of the notes and application of net proceeds therefrom, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.